UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2019 (December 11, 2019)

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW Suite 300 Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

(770) 418-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ABG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Asset Purchase Agreement and Real Estate Purchase Agreement

As previously disclosed in the Current Report on Form 8-K filed by Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), on December 12, 2019, on December 11, 2019, Asbury Automotive Group, LLC (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with certain members of the Park Place Dealership family of entities (“Asset Sellers”), Park Place Mid-Cities, Ltd., a Texas limited partnership (“Seller Affiliate”), and the identified principal (the “Principal”). Also on December 11, 2019, Purchaser entered into a Real Estate Purchase Agreement (the “Real Estate Purchase Agreement” and, together with the Asset Purchase Agreement, the “Transaction Agreements”) with certain members of the Park Place Dealership family of entities (“Real Estate Sellers” and collectively with Asset Sellers, “Sellers”).

Pursuant to the Transaction Agreements, Purchaser will acquire substantially all of the assets of, and certain real property related to (collectively, the “Transactions”), the businesses described in the Asset Purchase Agreement (collectively, the “Businesses”) for a purchase price of approximately $1 billion (excluding vehicle inventory). The purchase price includes $785 million of goodwill, approximately $215 million for real estate and leaseholds and approximately $30 million for parts and fixed assets, in each case subject to certain adjustments described in the Transaction Agreements. In connection with the execution of the Transaction Agreements, Purchaser will deliver a certain sum of money to a third-party escrow agent (the “Earnest Money”). If the closing of the Transactions occurs, the Earnest Money will be delivered to Sellers and applied as partial payment of the purchase price.

The Transaction Agreements contain customary representations and warranties made by each of the parties. Purchaser, Sellers, Seller Affiliate and the Principal have also agreed to various covenants in the Transaction Agreements, including covenants by Sellers, Seller Affiliate and the Principal to conduct the material operations of the Businesses in the ordinary course of business consistent with past practice, to cooperate with the Company’s efforts to secure permanent financing prior to closing of the Transactions and not to compete with the Businesses in a specified geographic area for a period following such closing. Purchaser and Sellers have agreed to indemnify one another against certain damages (subject to certain exceptions and limitations).

The closing of the Transactions is subject to various customary closing conditions, including (i) receipt of approval of the Transactions by certain automotive manufacturers, (ii) receipt of certain governmental clearances, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the continued accuracy of the representations and warranties of the parties (subject to specified materiality standards) and (iv) the absence of a material adverse effect with respect to the Businesses. The Transaction Agreements are not subject to any financing condition.

The Transaction Agreements also contain certain termination rights of Purchaser and Sellers. Depending upon the circumstance of any termination, the Earnest Money will either be returned to Purchaser or delivered to Sellers as a payment of liquidated damages. Sellers may also, in some circumstances, be required to pay to Purchaser a termination fee (depending upon the circumstances of termination).

The foregoing descriptions of the Transaction Agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the Asset Purchase Agreement and the Real Estate Purchase Agreement, copies of which will be filed with the Company’s next Annual Report on Form 10-K.

Debt Financing Commitment Letter

In connection with entering into the Transaction Agreements, the Company entered into a commitment letter, dated December 11, 2019 (the “Commitment Letter”), with Bank of America, N.A. and BofA Securities, Inc. (together, “BofA”), pursuant to which, among other things, BofA has committed to provide a portion of the debt financing for the Transactions, consisting of a $650 million bridge loan (the “Bridge Facility), on the terms and subject to the conditions set forth in the Commitment Letter. The aggregate principal amount of the Bridge Facility will be automatically reduced and immediately terminated, on a dollar-for-dollar basis without the funding of loans thereunder, by the amount of certain debt incurred by the Company on or prior to the closing of the Transactions and upon other specified events. In addition, the Bridge Facility is subject to mandatory prepayment at 100% of the outstanding principal amount thereof with the net proceeds from the issuance of any debt securities of the Company and upon other specified events. The obligation of BofA to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation.

The foregoing description of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Commitment Letter, a copy of which will be filed with the Company’s next Annual Report on Form 10-K.

signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: December 17, 2019	By:	/s/ George A. Villasana
	Name:	George A. Villasana
	Title:	Senior Vice President, General Counsel & Secretary